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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1.   Name and Address of Reporting Person*

   Grieve                           Pierson                M.
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   (Last)                           (First)             (Middle)
  4900 IDS Center, 80 South Eighth Street
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                                    (Street)
  Minneapois                          MN                 55402
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                        THE ST. PAUL COMPANIES, INC. (SPC)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Day/Year

     December 16, 2002
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*If the form is filled by more than one reporting person,
see Instruction 4(b)(v).
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5.   If Amendment, Date of Original (Month/Day/Year)
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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

Title if applicable:  Director
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                            5.
                                                                                            Amount of     6.
                                                            4.                              Securities    Owner-
                                                            Securities Acquired (A)         Beneficially  ship
                                   2a.         3.           or Disposed of (D)              Owned         Form:     7.
                                   Deemed      Transaction  (Instr. 3, 4 and 5)             Following     Direct    Nature of
                       2.          Execution   Code         ------------------------------  Reported      (D) or    Indirect
1.                     Transaction Date, if    (Instr. 8)                   (A)             Transaction(s)Indirect  Beneficial
Title of Security      Date        any         ------------   Amount        or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)             (mm/dd/yy)  (mm/dd/yy)   Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
           2.                                                                                            Deriv-    of
           Conver-                            5.                              7.                         ative     Deriv-   11.
           sion                               Number of                       Title and Amount           Secur-    ative    Nature
           or                                 Derivative    6.                of Underlying     8.       ities     Secur-   of
           Exer-  2A.                4.       Securities    Date              Securities        Price    Bene-     ity:     In-
           cise   Deemed    3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
           Price  Execution Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.         of     Date, if  action   Code     of(D)         (Month/Day/Year)            Amount  ative    Following In-      ficial
Title of   Deriv- any       Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   Reported  direct   Owner-
Derivative ative  (Month/   (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Tran(s)   (I)      ship
Security   Secur- Day/      Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3) ity    Year)     Year)    Code  V    (A)   (D)   cisable  Date     Title     Shares  5)       4)        4)       4)
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
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Deferred   $0.00            12/12/02  A        28.75                          Common    28.75   $34.78   29,106.34  D
Compens-                                                                      Stock
ation
Phantom
Stock (1)
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Explanation of Responses:
(1)  These are phantom shares acquired under the Company's Director's Deferred Compensation Plan.  Allowed distributions must be received by the reporting person in cash according to an election(s) previously made by the reporting person, approved by the
Company's Personnel & Compensation Committee, and kept on file by the Company.  Acquisitions are exempt under Rule 16b-3(d).


                               By:  /s/ Pierson M. Grieve                     12-16-02
                                    ---------------------                     ---------------
                                      **Signature of Reporting Person         Date

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__________________________
**     Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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